Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 24, 2008	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007 AND

STOCK REPURCHASES

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months and year ended December 31, 2007.

Net earnings per diluted share for the quarter ended December 31, 2007 were $.17 compared with $.19 per diluted share for the same period in 2006.

The Company’s revenues increased to $59,301,000 compared with $58,667,000 for the fourth quarter of 2006.  Gaming revenues, which include video lottery win and harness racing commissions, were essentially flat compared with the fourth quarter of 2006, primarily from a slightly higher video lottery win offset by a decline in horse racing revenues.

Other revenues increased from the opening of the Company’s hotel expansion and from increased cash food and beverage business.

General and administrative expenses for the quarter increased $308,000, but include $211,000 of losses on disposals of assets related to the renovation of the Company’s original hotel tower.

Net earnings for the quarter were $5,365,000 compared with net earnings of $6,081,000 for the fourth quarter of 2006.  Depreciation expense for the quarter increased by $440,000, primarily because the Company’s hotel expansion was operational for the fourth quarter.  Higher debt levels as a result of the expansion combined with the fact that the capitalization of interest was also limited as a result of the hotel opening, led to an increase in interest expense of $344,000 for the quarter compared to last year.

For the year ended December 31, 2007, net earnings per diluted share improved to $.80 from $.77 last year.  Net earnings improved 3% to $26,085,000 compared to net earnings of $25,328,000 in 2006.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “This was a challenging quarter for just about every casino operator in the region due to competitive and economic conditions.  By comparison we did better than most, and we remain confident that our ongoing property expansion plans will be well received by our customers.”

Construction continues on the “Colonnade,” the Phase VI casino expansion that will add approximately 70,000 square feet of additional space to house 500 additional slot machines, three new restaurants, retail shops, an upscale nightclub, a coffee shop and a new casino grand entrance.  The $56 million expansion is expected to open in August of 2008.

Also during the quarter, the Company repurchased 916,900 shares of common stock at an average price of $10.72 per share, not including nominal brokerage commissions.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.05 per share. The dividend is payable on March 10, 2008 to shareholders of record at the close of business on February 10, 2008.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 97,000 square-foot video lottery casino complex featuring the latest in slot machine offerings such as multi-player electronic table games with virtual dealers; the Dover Downs Hotel and Conference Center – a 500 room AAA Four-Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Revenues:
Gaming (1)	$54,620	$54,615	$224,760	$220,412
Other operating (2)	4,681	4,052	17,606	16,039
	59,301	58,667	242,366	236,451
Expenses:
Gaming	41,261	40,801	166,040	163,288
Other operating	3,960	3,613	15,268	14,202
General and administrative	1,676	1,368	6,319	5,905
Depreciation	2,310	1,870	7,843	7,146
	49,207	47,652	195,470	190,541

Operating earnings	10,094	11,015	46,896	45,910

Interest expense	1,042	698	2,741	2,943

Earnings before income taxes	9,052	10,317	44,155	42,967

Income taxes	3,687	4,236	18,070	17,639

Net earnings	$5,365	$6,081	$26,085	$25,328

Net earnings per common share:
- Basic	$0.17	$0.19	$0.81	$0.78
- Diluted	$0.17	$0.19	$0.80	$0.77

Weighted average shares outstanding:
- Basic	31,967	32,172	32,239	32,353
- Diluted	32,296	32,692	32,611	32,921

(1)        Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)        Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS

Current assets:
Cash	$22,456	$20,020
Accounts receivable	4,560	4,325
Due from State of Delaware	10,530	10,972
Inventories	1,858	1,765
Prepaid expenses and other	2,251	1,838
Prepaid income taxes	—	128
Deferred income taxes	1,227	1,247
Total current assets	42,882	40,295

Property and equipment, net	182,298	132,732
Total assets	$225,180	$173,027

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$18,282	$8,173
Purses due horsemen	9,689	8,899
Accrued liabilities	7,040	11,198
Payable to Dover Motorsports, Inc.	18	9
Income taxes payable	341	—
Deferred revenue	98	37
Total current liabilities	35,468	28,316

Revolving line of credit	92,425	59,425
Liability for pension benefits	2,510	2,640
Deferred income taxes	5,178	5,387
Total liabilities	135,581	95,768

Stockholders’ equity:
Common stock	1,474	1,542
Class A common stock	1,700	1,700
Additional paid-in capital	63	769
Retained earnings	86,640	73,736
Accumulated other comprehensive loss	(278)	(488)
Total stockholders’ equity	89,599	77,259
Total liabilities and stockholders’ equity	$225,180	$173,027

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2007	2006

Operating activities:
Net earnings	$26,085	$25,328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,843	7,146
Amortization of credit facility origination fees	40	44
Stock-based compensation	895	732
Deferred income taxes	(333)	(218)
Cumulative effect of accounting change	—	(1,541)
Changes in assets and liabilities:
Accounts receivable	(235)	(520)
Due from State of Delaware	442	(1,872)
Inventories	(93)	190
Prepaid expenses and other	(453)	118
Accounts payable	4,835	79
Purses due horsemen	790	567
Accrued liabilities	(4,158)	269
Payable to/receivable from Dover Motorsports, Inc.	9	24
Income taxes payable/prepaid income taxes	469	(3,480)
Deferred revenue	61	(75)
Other liabilities	223	—
Net cash provided by operating activities	36,420	26,791

Investing activities:
Capital expenditures	(52,134)	(22,065)
Net cash used in investing activities	(52,134)	(22,065)

Financing activities:
Borrowings from revolving line of credit	177,255	196,010
Repayments of revolving line of credit	(144,255)	(160,660)
Dividends paid	(6,036)	(5,510)
Repurchase of common stock	(9,990)	(35,052)
Proceeds from stock options exercised	1,114	470
Excess tax benefit on stock awards	62	50
Net cash provided by (used in) financing activities	18,150	(4,692)

Net increase in cash	2,436	34
Cash, beginning of period	20,020	19,986
Cash, end of period	$22,456	$20,020